CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.


                            RESEARCH AND LICENSE AGREEMENT

    Effective as of June 12, 1996, ("Effective Date"), ELI LILLY AND COMPANY, an Indiana Corporation having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, and its Affiliates (collectively called "Lilly")
                                         AND

ONYX PHARMACEUTICALS, INC., a California corporation having its principal place of business at 3031 Research Drive, Building A, Richmond, California 94806 (called "Onyx"), agree as follows:

                                      ARTICLE 1

                                      BACKGROUND

    By agreement effective May 15, 1995 (the "Initial Agreement"), Lilly is funding a part of Onyx's research program for Onyx to use the Yeast Two-Hybrid screen to discover and develop targets for drug discovery in the modulation of the BRCA1 pathway. The term of the Initial Agreement was extended by the parties until June 12, 1996 by agreements dated May 14, 1996 and May 29, 1996. Lilly and Onyx now desire to broaden their collaboration to discover and develop targets for drug discovery in the modulation of the BRCA1 pathway as contemplated by this Agreement upon the terms and conditions herein set forth. Lilly and Onyx hereby agree that any and all research carried out or initiated under the Initial Agreement and any results of such research, as

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                          1.

well as any and all rights resulting therefrom, shall be governed by the terms and conditions of this Agreement.

                                      ARTICLE 2

                                     DEFINITIONS

    2.1 GENERAL. When used in this Agreement, each of the following terms shall have the meaning set forth in this Article.

    2.2 "AFFILIATE" means (a) any corporation or business entity, other than Competitive Distributors, of which Lilly or Onyx, at the time in question, directly or indirectly owns or controls fifty percent (50%) or more of the stock having the right to vote for directors thereof or otherwise controls the management of the corporation or business entity, or (b) any corporation, individual or business entity which now or hereafter directly or indirectly owns or controls fifty percent (50%) or more of the stock of Lilly or Onyx having the right to vote for directors thereof. Competitive Distributors shall mean entities, owned or directly or indirectly controlled by Lilly through ownership of at least fifty percent (50%) of the stock normally entitled to vote for election of directors, that purchase Products for resale and that also purchase pharmaceutical products from entities unrelated to Lilly.

    2.3  "BRCA1 GENE" means the [           ] set forth in [
              ] and those sequences which are equivalent to the [
              ]

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                          2.

    2.4  "BRCA1 GENE PRODUCT" means the [
                   ] regardless of whether the [


                                                                       ]
The term BRCA1 Gene Product also encompasses any [
                                  ]

    2.5  "BRCA1 MODULATOR" means any [





                                  ]

    2.6 "FIELD" means the discovery and use of BRCA1 Modulators and assays therefore, useful for all human therapeutic purposes, including the discovery and development of assays to discover or develop BRCA1 Modulators.

    2.7 "FTE" means a full time equivalent scientific person year or a total of [
                        ] carried out by an Onyx employee

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                          3.

("Onyx FTE"), having [                           ]  Scientific work on or
directly related to the project to be performed by Onyx employees can include, but is not limited to, experimental laboratory work, recording and writing of results, reviewing literature and references, holding scientific discussions, managing and leading scientific staff, and carrying out project management duties.

    2.8 "LILLY INFORMATION" means confidential and/or proprietary technical information, data, know-how, biological materials, chemical substances and assays relating to the BRCA1 Gene and the BRCA1 Gene Product developed or acquired by Lilly prior to the effective date of the Initial Agreement or during the term of the Project which are used in connection with the Project. Such information which is developed or acquired by Lilly during the term of the Project in connection with the Project that directly relates to the BRCA1 Gene, the BRCA1 Gene Product and BRCA1 Modulators shall be Project Information and not Lilly Information. Onyx acknowledges that Lilly may acquire or develop information during the term of the Project in connection with the BRCA1 Gene, the BRCA1 Gene Product and regulators of BRCA1 and useful in connection with the Project that Lilly may be unable to use in connection with the Project due to present or future contractual arrangements with third parties. Onyx agrees that such information is specifically excluded from the definitions of Lilly Information or Project Information under this Agreement.

    2.9 "LILLY PATENT RIGHT" means a Patent Right that is owned or controlled by Lilly and a Patent Right as to which Lilly has the right to grant licenses or sublicenses

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                          4.

within the Field without violating the terms of any agreement or other arrangement with a third party. Lilly Patent Rights are specifically excluded from the definition of Lilly Information or Project Information under this Agreement.

    2.10 "NET SALES" means with respect to the Product, the gross amount invoiced by Lilly or Onyx to unrelated third parties in the Territory, less:

    [






























                                                           ]    Such amounts
shall be determined from the books and records of the parties maintained in accordance with generally accepted accounting principles ("GAAP")

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                          5.

consistently applied in determining net sales.  The parties agree that net sales
as defined by GAAP do not include [              ]


In the event the licensed Product is sold as part of a combination product, or as part of bundled products or as part of a delivery system, the Net Sales from the combination product, bundled product, or delivery system, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the combination product (as Net Sales is defined above) by [

                                            ]


[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                          6.

    2.11 "ONYX INFORMATION" means any confidential information and/or proprietary chemical substances, biological materials, technical information, data, know-how and assays in Onyx's possession prior to the effective date of the Initial Agreement which are used in connection with the Project. All information that is developed or acquired by Onyx during the term of the Project in connection with the Project that relates to the BRCA1 Gene, the BRCA1 Gene Product and BRCA1 Modulators shall be Project Information and not Onyx Information.

    2.12 "ONYX PATENT RIGHT" means a Patent Right that is owned or controlled by Onyx and a Patent Right as to which Onyx has the right to grant licenses within the Field without violating the terms of any agreement or other arrangement with a third party. Onyx Patent Rights are specifically excluded from the definitions of Onyx Information or Project Information under this Agreement.

    2.13 "PATENT RIGHT" means a patent or patent application and all divisions, continuations, continuations-in-part, reissues, extensions, Supplementary Protection Certificates, foreign counterparts thereof, and any similar intellectual property that is owned or controlled by Onyx or by Lilly, at least one claim of which covers the making, using or selling of the BRCA1 Gene, the BRCA1 Gene Product, or a BRCA1 Modulator, or methods, assays, or substances useful in discovering BRCA1 Modulators.

    2.14 "PHASE I CLINICAL TRIALS" means human clinical trials conducted in patients to establish the safety profile of a Product.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                          7.

    2.15 "PHASE II CLINICAL TRIALS" means human clinical trials conducted in patients to establish proof of concept in the particular indication tested and clinical trials conducted in patients to achieve a statistically significant indication of efficacy in the particular indication tested, as well as to obtain some indication of the dosage regimen required.

    2.16 "PHASE III CLINICAL TRIALS" means large scale human clinical trials conducted in patients to establish Product efficacy in the particular indication tested and required to obtain Product registration with health regulatory authorities.

    2.17 "PRODUCT" means any pharmaceutical composition comprising a BRCA1 Modulator for use as a human therapeutic.

    2.18 "PROJECT" means the collaborative research and development program to be conducted by Onyx and Lilly in the Field in connection with this Agreement and in connection with the Initial Agreement. The Project is described more fully in Appendix I, which is attached hereto and is made a part of this Agreement. The Project specifically excludes [
              ]

    2.19 "PROJECT INFORMATION" means confidential and/or proprietary technical information, data, know-how, biological materials, chemical substances, and assays relating to the BRCA1 Gene, the BRCA1 Gene Product or BRCA1 Modulators, developed or acquired by Onyx or Lilly during the term of the Project in connection with the Project, including such information and materials developed or acquired by Onyx or

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                          8.

Lilly during the term of the Initial Agreement. Project Information shall be jointly owned by Onyx and Lilly. Onyx acknowledges that Lilly may acquire or develop information during the term of the Project in connection with the BRCA1 Gene, the BRCA1 Gene Product and regulators of BRCA1 and useful in connection with the Project that Lilly may be unable to use in connection with the Project due to present or future contractual arrangements with third parties. Onyx agrees that such information is specifically excluded from the definition of Project Information under this Agreement.

    2.20 "PROJECT TEAM STATUS" means the point in the Lilly's development program when [
                             ]

    2.21 "PROJECT YEAR" means a twelve-month period during the term of the Project. The first Project Year shall commence on May 29, 1996.

    2.22 "VALID CLAIM" means an unexpired, issued claim which has not been found to be unpatentable, invalid or unenforceable by a Court or other authority in the subject country from which decision no appeal is taken or can be taken.


[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                          9.

                                      ARTICLE 3

                     STAFFING, PLANNING AND EXECUTION OF PROJECT

    3.1 COMMENCEMENT AND REASONABLE EFFORTS. Upon the Effective Date, Lilly and Onyx shall commence work on the Project that is generally described in Appendix I which is incorporated into the Agreement. Both parties will carry out their respective roles and use reasonable efforts in conducting work on the Project in order to achieve the research goals set forth in Appendix I.

    3.2 ONYX EFFORT ON THE PROJECT. During each Project Year, Onyx shall devote [ ] Onyx FTEs to the Project. If the Steering Committee requests that any specific individual scientist be assigned to the Project, Onyx will use
reasonable efforts to assign such person to the team for at least [       ] of
his or her time. The names of the Onyx employees who are initially scheduled to work on the Project are set forth in Appendix I.

    3.3 STEERING COMMITTEE FORMATION. Onyx and Lilly shall each have two (2) representatives serve as members of the Steering Committee. The respective individual representatives for each party may be changed from time to time at the discretion of Onyx or Lilly upon receipt of written notification to the other party by the party making the change, provided that any replacements shall be of the same general level of authority and experience as the original members of the Steering Committee.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         10.

    3.4 STEERING COMMITTEE RESPONSIBILITIES. Onyx and Lilly have agreed upon an initial plan for research tasks to be completed under the Project as set forth in Appendix I. The Steering Committee shall: 1) review and approve all plans for research to be done under the Project, and 2) review all results of work done under the Project.

    The Steering Committee shall meet at least once each calendar quarter, or from time to time as agreed to by the Steering Committee. At these meetings, the Committee will: 1) review the Project, and 2) modify the scope and goals of the Project if the Committee deems it necessary provided that the research
program shall not be reduced below a minimum level of [    ] Onyx FTEs during
the research Project. The Steering Committee must approve any modification to the scope and goals of the Project described in Appendix I (including any extra costs arising from work with third parties) and submit an appropriate written amendment to the Appendix for signature by Onyx and Lilly. Decisions with
regard to the Project shall require a [                    ] of the Steering
Committee.  If the Committee is unable to reach such a [        ] vote on an
issue involving the Project, it shall refer that issue to the President of Onyx and the Vice President of Cancer Research of Lilly Research Laboratories (a division of Lilly) for resolution. If the President of Onyx and the Vice President of Cancer Research of Lilly Research Laboratories are unable to reach a decision, such decision shall be made by the President of Lilly Research Laboratories.

    3.5 CONDUCT OF STUDIES. All work done in connection with the Project shall be carried out in compliance with any federal, state, or local laws, regulations, or guidelines

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         11.

governing the conduct of research at the site where such work is being conducted. In addition, any laboratory animals covered by this Agreement shall be provided humane care and treatment in accordance with the most acceptable current veterinary practices.

    3.6 LILLY'S COLLABORATION WORK. Lilly will assign such personnel as it deems appropriate in connection with the Project. Lilly will commit at least
[      ] Lilly full time equivalents to the Project during the term of the
Project.

    3.7 TREATMENT OF CHEMICAL AND BIOLOGICAL MATERIALS. Each party agrees that it will not permit any third party to observe or have access to the other party's chemical or biological materials unless a duly authorized representative of the other party agrees in writing.

    3.8 SAFETY CONCERNS. Each party agrees to provide the other with handling instructions, including all safety information known to such party relating to chemical and biological material.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         12.

                                      ARTICLE 4

                                  FUNDING OF PROJECT

    4.1 DURATION AND AMOUNT OF FUNDING. Onyx shall provide the financial support for the Project for the period of May 15, to June 12, 1996 under the extension period of the Initial Agreement and [
    ] unless the Project is terminated early under Article 9. Onyx shall provide such financial support for FTEs at a rate of [
                             ] per Onyx FTE per Project Year on a prorated
basis. The amount per Onyx FTE shall be the total amount that Onyx pays for Onyx's scientific effort on the Project in 1996. Funding will be committed based on priorities, timetables and final budgets approved by the Steering Committee.

    Lilly shall provide Onyx with financial support for the Project for the
period [                          ] unless the Project is terminated early
under Article 9 or extended by mutual agreement between Onyx and Lilly. Funding will be committed based on priorities, timetables and final budgets approved by the Steering Committee. Lilly shall provide Onyx with financial support for
FTEs at a rate of [                                                  ] per Onyx
FTE per Project Year. The amount per Onyx FTE shall be the total amount that Lilly pays to Onyx for Onyx's scientific effort on the Project, except for third party research expenses incurred by Onyx in support of the Project that are approved by the Steering Committee. Onyx shall be responsible for [

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         13.

           ] Lilly shall only be responsible for other expenses to the extent specified in a written budget approved in writing by Lilly.

    4.2 MANNER OF PAYMENTS. Lilly shall pay Onyx all funding provided by Lilly during this Project in U.S. Dollars in four (4) equal quarterly payments. Payment shall be made quarterly in advance by wire transfer in immediately available funds to the account designated in writing by Onyx. Unless Onyx and Lilly otherwise agree in writing, the amount of such installment payment shall be the amount budgeted for the upcoming quarter.

    4.3 ACCOUNTING. Onyx shall maintain complete records of all monies Lilly pays Onyx for research under the Project and shall, within sixty (60) days after the end of each calendar year during the Project and at the end of the Project, provide Lilly with a report, stating: a) the dollar amount of funds Lilly supplied for that year; b) the research activities conducted during the year which account for such support, including the Onyx FTEs devoted to the Project, using Onyx's standard project accounting procedures; and c) any supporting details as are reasonably required by Lilly. To the extent permitted by law, Lilly shall be entitled to any tax credits due on account of research and development expenses for the funds paid by Lilly.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         14.

                                      ARTICLE 5

                                  RESULTS OF PROJECT

    5.1 REPORTS. Onyx and Lilly shall disclose any new BRCA1 Modulator or other Project Information to the Steering Committee reasonably promptly following its discovery or generation. At Lilly's or Onyx's request the disclosing party shall make such Project Information available to the requesting party. The disclosure may take the form of visits by Onyx or Lilly personnel to the facilities being used for the Project to permit observation of the procedures being used. Those visits will take place at reasonable times and upon reasonable prior notice, at the visitor's expense.

    Onyx and Lilly shall submit a detailed written report on the progress of the Project to the Steering Committee within sixty (60) days following each semi-annual period of the term of the Project. Within ninety (90) days after completion of the Project, each party shall provide the Steering Committee with a comprehensive final written report.

    5.2 PATENTABLE INVENTIONS. If a patentable invention is conceived in the course of and within the scope of the Project and is reduced to practice during
the Project or within [           ] after its expiration or termination,  the
party making such invention shall notify the other party of such invention. Lilly and Onyx shall then discuss that invention and the desirability of filing a United States patent application covering the invention, as well as any foreign counterparts. If the parties cannot reach an agreement about the filing of a patent application within ninety (90) days after the notification by the

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         15.

party making such invention to the other party, then the party owning the invention shall make the final decision with respect to any such filings. If an invention is made jointly, the Steering Committee shall be notified of such invention and shall determine: (a) which party shall file and prosecute the application, and (b) how the expenses will be allocated. If no decision is made regarding such jointly owned patent within ninety (90) days after the notification of the Steering Committee of such joint invention, either party may make its own decision regarding such filing, pursuant to the procedure set forth below.


    Notwithstanding the definition of Project Information, Lilly shall own all inventions within the scope of the Project made solely by its employees, and any patent applications or patents resulting therefrom, and Onyx shall own all inventions within the scope of the Project made solely by its employees, and any patent applications or patents resulting therefrom. All inventions, patent applications and patents on inventions made jointly by employees of Lilly and employees of Onyx shall be owned jointly by Onyx and Lilly and shall be subject to the licensing provisions set forth in Article 6.

    [                        ] expenses incurred in filing, prosecuting and
maintaining its patents and patent applications under this Section, including the expenses of any interference proceedings in connection with such prosecution.

    Each party shall provide the other party with a copy of any patent application which discloses a BRCA1 Modulator or any new methodology relating to the Project prior to the first filing of that application for review and comment by the other party. The

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         16.

receiving party shall maintain any such patent application in confidence, pursuant to Section 8.1. The employees of both parties will cooperate in the preparation and execution of all such patent applications.

    If a party decides not to file or maintain an application or patent on its invention, or on a joint invention, in any country, it shall give the other party reasonable notice to this effect; after that notice, the other party may, at its expense, file or maintain the application or patent.

    5.3  PUBLICATIONS.  Lilly and Onyx agree that, during the term of the
Project and for [       ] thereafter, neither party shall publish the results
of studies carried out under this Agreement without the opportunity for prior
review by the other party.  During the term of the Project and for [      ]
thereafter, each party agrees to provide the other party the opportunity to review any proposed abstracts or manuscripts which relate to the Project at
least [        ] prior to their intended submission for publication and agrees, upon request, not to submit such an abstract or manuscript for publication until the other party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Upon request, confidential information of the non-disclosing party shall be removed from such proposed publication. Nothing contained in this Section shall prohibit the inclusion of information necessary for a patent application, provided the non-filing party is given a reasonable opportunity to review the
information to be included.  During the term of the Project and for [          ]
thereafter, the parties agree that all publications relating to the results of

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         17.

 studies carried out under this Agreement shall be submitted for review and approval by the Steering Committee to ensure that, to the extent appropriate, scientific credit is given to researchers at both Lilly and Onyx.

                                      ARTICLE 6

                                  COMMERCIAL RIGHTS

    6.1 LICENSE TO LILLY. Subject to the terms and conditions set forth herein, Onyx grants Lilly an exclusive, worldwide license within the Field, with the right to sublicense, under Onyx Information, Onyx Patent Rights, and Project Information to discover, develop, make, have made, offer for sale, sell and have sold Products. During the term of the Project, Onyx shall have the limited right to use Onyx Information, Onyx Patent Rights, and Project Information in accordance with the Project to discover, develop, and use BRCA1 Modulators for
Lilly's benefit.   Lilly hereby covenants and agrees that it will not practice the Onyx Patent Rights or Onyx Information except as licensed in this Section
6.1.

    6.2 LICENSE TO ONYX. Subject to the terms and conditions set forth herein, Lilly grants Onyx:


         (a) during the term of the Project, a non-exclusive, worldwide license to use Lilly Information, Lilly Patent Rights, and Project Information in accordance with the Project to discover, develop, and use BRCA1 Modulators for Lilly's benefit; and

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         18.

         (b)  In the event of a "Trigger Event", as defined below in this
Section 6.2(b), Onyx shall have the right to retain from Lilly an exclusive, sublicensable, worldwide license within the Field under Onyx Information, Onyx Patent Rights, Project Information, Lilly Information, and Lilly Patent Rights, to discover, develop, make, have made, offer for sale, sell and have sold Products. A "Trigger Event" shall occur upon the occurrence of either of the following events:

              (1)  the [

                        ] or

              (2)  [


                                  ]

    Lilly shall provide written notification to Onyx of the occurrence of a
Trigger Event.  Onyx shall have [           ] from the receipt of such
notification from Lilly to elect to retain the nonexclusive license referred to above in this Section 6.2(b). Such election shall be made by written notification to Lilly. If Onyx elects to retain such a nonexclusive license, such license shall be granted upon receipt by Lilly of Onyx's written election to retain such license. Such license shall be subject to the royalty provisions of Section 7.3.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         19.

    Onyx covenants and agrees that it will not practice the Lilly Patent Rights or Lilly Information except as licensed in this Section 6.2 and that, other than as provided in Section 6.2(a), Onyx has no right to practice under the Onyx Information that relates to: the BRCA1 Gene, BRCA1 Gene Product or BRCA1 Modulators; Onyx Patent Rights; or Project Information, except in the event of a Trigger Event under this Section 6.2(b).

    6.3  EXCLUSIVITY.  During the term of the Project, Onyx shall not conduct
any research or development with respect to [                             ]
except pursuant to this Agreement.

    6.4 ACKNOWLEDGMENT BY ONYX OF SUBLICENSEE STATUS. Onyx acknowledges that the license granted to Onyx by Lilly in Section 6.2 includes a limited sublicense of rights from Myriad, Inc. Onyx acknowledges receipt of a copy of an Agreement (Attached as Appendix II) between Lilly and Helix, Inc. (now Myriad, Inc.) and Onyx agrees to be bound by terms of this Agreement to the same extent that Lilly is bound.

    Onyx further acknowledges that Myriad and Lilly own and control certain
information about the [           ] which will not be shared with Onyx.  Onyx
agrees to maintain documentary evidence of all Lilly Information transmitted to Onyx to limit Onyx's liability with respect to any information which is not provided to Onyx as provided herein.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         20.

                                      ARTICLE 7

                                   COMMERCIAL TERMS

    7.1 MILESTONES. Upon achievement of the following milestones, Lilly shall pay to Onyx the following milestone payments:

         (a)  Upon [

                                                      ] the sum of

    [                                            ]

         (b)  Upon [

                                                      ] the sum of
    [                                       ]

         (c)  Upon [


                                  ] the sum of [
         ]

         (d)  Upon [

         ] the sum of [

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         21.

                             ]

         (e)  Upon [
              ] the sum of [
         ]

    Milestone payments made under Sections 7.1 (a), 7.1(b) and 7.12(c) shall be one time payments. If [


                             ] then any milestone payment made under Sections
7.1(d) or 7.1(e) shall be credited against any milestone payments which otherwise would be payable if [

                                       ]

    7.2 ROYALTY PAYMENTS TO ONYX ON PRODUCTS. In addition to the foregoing, with respect to each calendar quarter, Lilly shall pay to Onyx royalties equal
to [                         ] of Net Sales of Products, less [
    ] of royalty payments owed to third parties, including Myriad, however,
subject to Section 12.3, not less than [              ] of Net Sales of
Products.

    7.3 ROYALTY PAYMENTS TO LILLY ON PRODUCTS. In the event of a Trigger Event and if Onyx elects to retain a nonexclusive license from Lilly under
Section 6.2(b), and

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         22.

Onyx thereafter develops and sells a Product or Product(s), with respect to each calendar quarter, Onyx shall pay to royalties to Lilly as follows:

    (a) If a Trigger Event occurs and Onyx elects to retain a nonexclusive license from Lilly under Section 6.2(b) before a potential Product has achieved Project Team Status and Onyx thereafter develops and sells a Product, Onyx shall
pay Lilly a royalty equal to [              ] of Net Sales of Product(s);

    (b) If a Trigger Event occurs and Onyx elects to retain a nonexclusive license from Lilly under Section 6.2(b) after a potential Product has achieved Project Team Status and before the initiation of Phase I Clinical Trials and Onyx thereafter develops and sells a Product, Onyx shall pay Lilly a royalty
equal to [               ] of Net Sales of Product(s);

    (c) If a Trigger Event occurs and Onyx elects to retain a nonexclusive license from Lilly under Section 6.2(b) before initiation of Phase II Clinical Trials and after the initiation of Phase I Clinical Trials and Onyx thereafter develops and sells a Product, Onyx shall pay Lilly a royalty equal to [
         ] of Net Sales of Product(s).

    (d) If a Trigger Event occurs and Onyx elects to retain a nonexclusive license from Lilly under Section 6.2(b) after completion of Phase II Clinical Trials and Onyx thereafter develops and sells a Product, Onyx shall pay Lilly a
royalty equal to [           ] of Net Sales of Products(s).

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         23.

    For the purposes of this Section 7.3, Net Sales shall be calculated on the sale of Product(s) by Onyx or any third party partner of Onyx to the ultimate end-user of such Product(s).

    7.4 TERM OF ROYALTY PAYMENTS BY LILLY. Running royalties paid by Lilly pursuant to Sections 7.2 shall be paid on a country-by-country basis from the date of the first commercial sale of each Product in a particular country either
(i) until the last to expire of any Onyx Patent Rights in that country for which a Valid Claim thereof covers the manufacture, use or sale of the Product or (ii)
for [         ] years, whichever is longer.

    7.5 TERM OF ROYALTY PAYMENTS BY ONYX. Running royalties paid by Onyx pursuant to Sections 7.3 shall be paid on a country-by-country basis from the date of the first commercial sale of each Product in a particular country either
(i) until the last to expire of any Onyx Patent Rights or Lilly Patent Rights in that country for which a Valid Claim thereof covers the manufacture, use or sale
of the Product or (ii) for [      ] years, whichever is longer.

    7.6 ONYX OBLIGATIONS TO MYRIAD. In the event of a Trigger Event and if Onyx elects to retain an exclusive license from Lilly under Section 6.2(b), and Onyx thereafter develops and sells a Product or Product(s), in addition to the royalties owed to Lilly by Onyx under Section 7.3, Onyx acknowledges its
potential obligation to pay a [                  ] royalty to Myriad, on the
Net Sales of Products sold by Onyx as

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         24.

consideration for the sublicensed rights acquired from Myriad through Lilly, as set forth in Section 6.4. At Lilly's option, Onyx shall pay such [
       ] royalty directly to Myriad, or Onyx shall pay such [             ]
royalty to Lilly in addition to the royalty owed to Lilly under Section 7.3 and Lilly shall thereafter be responsible for the royalty payment to Myriad.

    7.7  ROYALTY PAYMENT REPORTS.  Royalty payments under this Agreement shall
be made to the receiving party within [          ] days following the end of
each calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a statement summarizing the Net Sales and royalty by United States and outside the United States.

    7.8 RECORDS. Within the term of this Agreement and within one (1) year after its termination, the party receiving the royalty shall not more than once each year have the right to have the royalty payer's independent certified accountant inspect the royalty payer's records for any of the two (2) preceding years for the purpose of determining the accuracy of royalty payments. The independent certified accountant shall keep confidential any information obtained during such inspection and shall report to the party receiving the royalty only the amounts of royalties due and payable. The receiving party shall bear the expenses of such audit, provided that, in the event of material underpayment (in excess of 5%) of any royalties owing hereunder, the paying party shall bear the reasonable expenses of such audit, in addition to reimbursement for such underpayment.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         25.

    7.9 WITHHOLDING TAXES. If either party is required by the United States government or other authorities to withhold any tax on the amounts payable by that party to the other party under this Agreement, that party shall be allowed to do so, and shall in such case remit royalty payments to the other party net of such withheld amount, provided that the withholding party furnishes the other party with one copy of the official tax receipt on such withholdings as soon as practicable after such withholding in order that the other party may use the withholding tax paid as a tax credit.

    7.10 EXCHANGE RATES. All payments to be made by Lilly to Onyx under this Agreement shall be made in United States dollars. In the case of sales outside the United States by Lilly, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due Onyx shall be made using Lilly's then current standard exchange rate methodology, which methodology shall be in conformity with generally accepted accounting principles.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         26.

                                      ARTICLE 8

                                   CONFIDENTIALITY

    8.1 Except as otherwise provided in writing by the parties, both parties shall use their best efforts to retain in confidence and not use, except as provided in this Agreement, all information relating to the Project. Such information may, however, be disclosed insofar as such disclosure is necessary (where possible, with adequate safeguards for confidentiality) to allow either party to defend against litigation with a third-party, to file and prosecute patent applications or to comply with governmental regulations, provided neither party shall use the other party's information in any patent application without written approval from the other party.

    This obligation of confidentiality and non-use shall not apply to information which (i) is in the public domain, (ii) comes into the public domain through no fault of the receiving party, (iii) was known by the receiving party prior to disclosure under this Agreement or under the prior confidentiality agreement between Lilly and Onyx, (iv) is disclosed to the receiving party without an obligation of confidentiality by a third party having a lawful right to make the disclosure, or (v) is disclosed under the provisions of Section 5.3 of this Agreement.

    In furtherance of the objectives of the Project and with the approval of the Steering Committee, either party may disclose confidential information obtained or generated under this Agreement to a third party who has agreed in writing to be bound by the same

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         27.

or similar obligations of confidence set forth in this Section, provided the third party agrees not to use the confidential information without authorization from the party owning the information, except that such authorization shall not be required in connection with the exercise of the rights granted under licenses under Sections 6.1 and 6.2.

    All obligations of confidentiality and non-use imposed upon the parties under this Agreement shall expire on the later of (i) the date five (5) years from the termination of the Project; or (ii) the expiration of all obligations to pay royalties under Article 7.

    Lilly agrees to mark all Lilly Information provided to Onyx in documentary form as "Confidential". If such Lilly Information is provided to Onyx in oral form, Lilly shall thereafter summarize the disclosure in writing, mark it as "Confidential," and provide a copy to Onyx within thirty (30) days of the oral disclosure. In the same manner, Onyx agrees to mark all Onyx Information provided to Lilly in documentary form as "Confidential." If such Onyx Information is provided to Lilly in oral form, Onyx shall thereafter summarize the disclosure in writing, mark it "Confidential," and provide a copy to Lilly within thirty (30) days of the oral discussion.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         28.

                                      ARTICLE 9

                                 TERM AND TERMINATION

    9.1 TERM. This Agreement shall become effective on the Effective Date and shall remain in effect until the expiration of all obligations of Confidentiality under Article 8.

    9.2  TERM AND EXTENSION OF PROJECT.  Unless terminated early under this
Article 9, the obligation to fund and conduct research shall terminate on June 12, 1999. By mutual agreement, Onyx and Lilly may extend the Project for additional periods that contemplate additional funding by Lilly and continuing cooperative research by Onyx and Lilly.

    9.3 VOLUNTARY TERMINATION OF PROJECT. Either party may terminate the Project at any time upon ninety (90) days advance written notice provided to the other party.

    9.4 TERMINATION FOR DEFAULT. If either party is in default of any of its material obligations under this Agreement and fails to remedy that default within ninety (90) days after the other party sends written notice of the default (thirty (30) days in the event of failure to pay monies when due) the party not in default may terminate the Project immediately by giving written notice of the termination. The termination date shall be the date of the notice of termination. If Onyx has defaulted, the licenses specified in Section 6.1 shall survive and the licenses in Section 6.2 shall terminate upon termination

                                         29.

for default.  If Lilly has defaulted, the licenses and option specified in
Section 6.2 shall survive and the licenses in Section 6.1 shall terminate upon termination for default.

    9.5 TERMINATION DUE TO ASSIGNMENT. In the event Onyx assigns this Agreement, pursuant to Section 14.6, to an acquiring third-party which is a pharmaceutical or biotechnology company, Lilly may terminate the Project upon thirty (30) days notice without terminating the licenses specified in Section 6.1(a).

    9.6 KEY PERSONNEL. During the term of the Project, if Paul Polakis leaves the employ of Onyx, for any reason, Lilly may voluntarily terminate the Project upon thirty (30) days' written notice to Onyx if within sixty (60) days following the departure of Paul Polakis Onyx is unable to select a replacement for that is reasonably acceptable to Lilly. If the Project is voluntarily terminated under this Section 9.6, all rights and obligations under this Agreement concerning the making, using or selling of Products already produced by the Program, and any future Products arising therefrom, shall not be affected by the termination of the Project.

    9.7 RESIDUAL RIGHTS. Upon expiration or termination of this Agreement, except as provided herein to the contrary, all rights and obligations of the parties shall cease, except as follows:

         (a) Obligations to pay royalties and other sums accruing hereunder up to the date of termination;

                                         30.

         (b) The right to complete the manufacture and sale of Products, which qualify as "work in process" under generally accepted cost accounting standards or which are in stock at the date of termination, and the obligation to pay royalties on Net Sales of such Products;

         (c) The obligation to pay milestones as achieved and royalties with respect to Products;

         (d) All provisions regarding confidentiality shall continue in full force and effect;

         (e) Obligations for record keeping and accounting reports for so long as Products are sold. At such time after termination of this Agreement when sales or other dispositions of Products have ceased, Lilly or Onyx, as the case may be, shall render a final report along with any royalty payment due;

         (f)  The parties' rights to inspect books and records as described in
Article 7;

         (g)  Obligations of defense and indemnity;

         (h) Obligations set forth in Article 12, but only with respect to those causes of action which accrued prior to such termination;

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         31.

         (i) Any cause of action or claim of Onyx or Lilly accrued or to accrue because of any breach or default by the other party hereunder;

         (j) All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         32.

                                      ARTICLE 10

                               DISCLOSURE OF AGREEMENT

    10.1 DISCLOSURE OF AGREEMENT. Except as provided below, neither Onyx nor Lilly shall release any information to any third party with respect to the existence and terms of this Agreement without the prior written consent of the other, which shall not be unreasonably withheld. This prohibition includes, but is not limited to, press releases, educational and scientific conferences, promotional materials, governmental filings, and discussions with lenders, investment bankers, public officials, and the media.

    Notwithstanding the terms and provisions of this Article 10, each party shall be allowed to disclose the terms, and provide a copy of this Agreement to its respective tax authorities if so requested. Furthermore, Onyx acknowledges receipt of a redacted copy of the Agreement to Myriad, Inc.

    10.2 RELEASES REQUIRED BY LAW. If either party determines a release of further information is required by law or governmental regulation, it shall notify the other in writing at least thirty (30) days (or such shorter time where legally required) before the time of the proposed release. The notice shall include the exact text of the proposed release and the time and manner of the release.


    If requested, the party seeking to release information shall furnish to the other an opinion of counsel that the release of that information is required by law. At the other party's request, and before the release, the party desiring to release further information

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         33.

shall consult with the other party on the necessity for the disclosure and the text of the proposed further release. In no event shall a release include further information regarding the existence or terms of this Agreement that is not required by law or governmental regulation.


    10.3 FINANCIAL INFORMATION. Notwithstanding these restrictions, Lilly recognizes Onyx may need to disclose the existence or terms of this Agreement to bankers and other Onyx business associates. Lilly shall respond promptly to requests from Onyx to make such disclosures and shall not unreasonably withhold its authorization. Any such disclosure under this Section 10.3 shall include an obligation on the party receiving any confidential information to maintain the same in confidence.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         34.

                                      ARTICLE 11

                   REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS

    11.1 WARRANTY OF TITLE. Onyx hereby warrants that it has the unencumbered right to enter into this Agreement and to grant the license(s) contained herein. There are no outstanding options, licenses or agreements of any kind between Onyx and third parties relating to the manufacture, use or sale of BRCA1 Modulators or the research to be carried out by Onyx under this Agreement.

    Lilly hereby warrants that it has the unencumbered right to enter into this Agreement and to grant the license(s) contained herein. Other than the prior agreement between Lilly, Myriad and Hybritech, there are no outstanding options, licenses or agreements of any kind between Lilly and any other third parties relating to the manufacture, use or sale of BRCA1 Modulators.

    11.2 PATENTS, PRIOR ART. Each party to this Agreement represents and warrants that to the best of its knowledge, it has sufficient legal and/or beneficial title and ownership under its intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted under the Project contemplated herein. Each party is not aware of any communications alleging that it has violated or, by conducting its business as currently proposed under the Project contemplated herein, would violate any of the intellectual property rights of any other person or entity relating to the
research to be carried out under the Agreement or any [                   ].
To

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         35.

the best of each party's knowledge, there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights. As used herein, the term "intellectual property rights" means all patent rights, copyrights, trademarks, trade secret rights, chemical and biological material rights, and know-how rights necessary or useful to make, use or sell any [
              ]

    11.3 EMPLOYEE OBLIGATIONS. Onyx represents and warrants that all of its employees, officers, and consultants have executed agreements requiring assignment to Onyx of all inventions made during the course of and as the result of their association with Onyx and obligating the individual to maintain as confidential Onyx's confidential information as well as confidential information of a third party which Onyx may receive.

    Lilly represents and warrants that all of its consultants have executed agreements requiring assignment to Lilly of all inventions made during the course of and as the result of their association with Lilly and obligating the individual to maintain as confidential Lilly's confidential information as well as confidential information of a third party which Lilly may receive.

    Lilly also represents and warrants that all of its employees and officers are under a legal obligation of assignment to Lilly of all inventions made during the course of and as the result of their association with Lilly and obligating the individual to maintain as confidential Lilly's confidential information as well as confidential information of a third party which Lilly may receive.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         36.

11.4 ACKNOWLEDGMENT OF LILLY'S RESEARCH. Onyx acknowledges and agrees that Lilly has substantial existing technology relating to other types of compounds that may or may not be reactive with the BRCA1 Gene and/or the BRCA1 Gene Product and that Lilly will continue to: a) maintain an ongoing independent research effort in those other areas; b) contract with other parties for technology and biological materials; and c) develop drugs useful in treating disease states relating to the BRCA1 Gene and/or the BRCA1 Gene Product.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         37.

                                      ARTICLE 12

                         INFRINGEMENT OF THIRD PARTY'S RIGHTS

    12.1 SETTLEMENT. If a third party asserts that a patent or other right owned by it is infringed or misappropriated by the use of Onyx Patent Rights, Onyx Information, or Project Information in the Field, Onyx may attempt to resolve the problem raised by the asserted infringement or misappropriation. The matter shall be deemed resolved if Onyx obtains: a) [

              ] or b) [

                                   ] or c) [

                                            ]

    12.2 LITIGATION. If a third party asserts that a patent or other right owned by it is infringed or misappropriated by the use of Onyx Patent Rights, Onyx Information, or Project Information in the Field and such assertion results in a claim against Lilly, the party to this Agreement first having notice of that claim shall promptly notify the other party in writing. The notice shall set forth the facts of the claim in reasonable detail. Onyx shall have the primary right, but not the obligation, to defend against such claim. Lilly shall cooperate with Onyx at Onyx's request and expense in such defense and shall have the right to be represented by counsel of its own choice and at Lilly's expense. If

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         38.

Onyx shall fail to defend against such claim within a period of [
         ] after receiving written notice from Lilly or otherwise of such claim, Lilly shall have the right to so defend by counsel of Lilly's own choice and Onyx shall have the right, at its own expense, to be represented by counsel of its own choice.

    12.3 ROYALTY REDUCTION. Subject to Section 12.5, if, as a result of settlement procedures approved by Onyx and Lilly or litigation under Section
12.1 or 12.2, Lilly is required to pay the third party a royalty or make any payment of any kind for the right to use Onyx Patent Rights, Onyx Information, or Project Information in the Field, in a particular country, then Lilly may deduct, from the amount of royalties owed to Onyx in connection with Net Sales,
[             ] of the amount of the royalty or such other amount, including any initial payment, if any, payable to the third party, up to, but no more
than, [            ] of the amounts otherwise payable to Onyx in connection
with sales in such country, however not less than [                 ] of the
Net Sales of Products.

    12.4 THIRD PARTY INFRINGEMENT. If any patent in the Onyx Patent Rights in the Field is infringed by a third party, the party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail. Onyx shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of the Onyx Patent Rights, by counsel of its own choice, and Lilly shall have the right, at its own expense, to be represented in that action by counsel

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         39.

of its own choice.  If Onyx fails to bring an action or proceeding within a
period of [                            ] after receiving written notice from
Lilly or otherwise having knowledge of that infringement, Lilly shall have the right to bring and control any such action by counsel of its own choice, and Onyx shall have the right to be represented in any such action by counsel of its own choice at its own expense.

    If one party brings any such action or proceeding, the second party agrees to be joined as a party plaintiff and to give the first party reasonable assistance and authority to file and prosecute the suit. The costs and expenses (including reasonable attorney's fees) of all suits brought by Onyx or Lilly under this Section shall be reimbursed on a pro-rata basis to both parties out of any damages or other monetary awards recovered therein in favor of Onyx
and/or Lilly.  Any remaining damages shall split [                   ] to the
party initiating and prosecuting the action to completion and [
    ] to the other party.

    No settlement or consent judgment or other voluntary final disposition of a suit under this Section may be entered into without the joint consent of Onyx and Lilly (which consent shall not be withheld unreasonably).

    12.5 WARRANTY AND INDEMNIFICATION. Onyx represents and warrants that Lilly's practice under Onyx Patent Rights, Onyx Information, or Project Information in the Field is and shall, during the term of this Agreement, be free of any misappropriation claims of any third party arising from any contractual obligation on the part of Onyx to such third

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         40.

party, and Onyx shall defend, indemnify and hold harmless Lilly against any direct loss or injury by reason of any third party action in which it is determined or alleged that practice under the Onyx Patent Rights, Onyx Information, or Project Information in the Field infringes or misappropriates that third parties rights, or any settlement thereof.

    If, as a result of such a third party contractual obligation of Onyx, Lilly is required to pay the third party a royalty or make any payment of any kind for the right to use Onyx Patent Rights, Onyx Information, or Project Information in the Field, in a particular country, Lilly may deduct, from the amount of royalties owed to Onyx in connection with Net Sales of Products, [
         ] of the amount of the royalty or such other amount, including any initial payment, if any, payable to the third party, up to [
        ] of the amounts otherwise payable to Onyx in connection with sales in such country.

    If, as a result of a contractual obligation on the part of Onyx to a third party, Onyx is required to pay the third party a royalty or make any payment of any kind for Lilly's right to use Onyx Patent Rights, Onyx Information, or Project Information in the Field, in a particular country, Onyx shall be solely responsible for the payment of such royalty or other payment.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         41.

                                      ARTICLE 13

                                  GOVERNMENT CONTROL

    13.1 AUTHORITY. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to Onyx or Lilly from time to time by the government of the United States of America.



                                      ARTICLE 14

                               MISCELLANEOUS PROVISIONS

    14.1 NO AGENCY. It is understood and agreed that Onyx shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either Lilly or Onyx to act as agent for the other. Members of the Steering Committee shall be, and shall remain, employees of Onyx or Lilly, as the case may be. Lilly shall not incur any liability for any act or failure to act by employees of Onyx, including members of the Steering Committee who are employees of Onyx. Onyx shall not incur any liability for any act or failure to act by employees of Lilly, including members of the Steering Committee who are employees of Lilly.

    14.2 FORCE MAJEURE. Both parties to the Agreement shall be excused from the performance of their obligations under this Agreement if such performance is prevented by Force Majeure and the nonperforming party promptly provides notice of the prevention to the other party. Such excuse shall be continued so long as the condition

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         42.

constituting Force Majeure continues and the nonperforming party takes reasonable efforts to remove the condition.

    For purposes of this Agreement, Force Majeure shall include conditions beyond the control of the parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

    14.3 AMENDMENT. This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by both parties.

    14.4 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid. Unless otherwise specified in writing, the mailing addresses of the parties shall be as described below.

For Onyx:               Onyx, Inc.
                        3031 Research Drive, Building A,
                        Richmond, California  94806

                        Attention:  President

For Lilly:              Eli Lilly and Company
                        Lilly Corporation Center
                        Indianapolis, Indiana  46285

                        Attention:  Vice President, Oncology Discovery and

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         43.

                        Clinical Development Research

                        Copy to: General Patent Counsel

    14.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, excluding any choice of law rules which may direct the application of the law of any other jurisdiction. Questions effecting the construction and effect of any Patent Rights shall be determined by the laws of the country in which the Patent Right has been applied for and granted.

    14.6 ASSIGNMENT. Neither party may assign its rights and obligations under this Agreement without the prior written consent of the other, except a party may make such an assignment without the other party's consent in connection with any merger, reorganization or sale of all or substantially all of its assets to which this Agreement relates. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties.

    14.7 CONSENTS NOT UNREASONABLY WITHHELD. Whenever provision is made in this Agreement for either party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld, and whenever in this Agreement provisions are made for one party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

    14.8 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either party.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         44.

     14.9 HEADINGS. The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

    14.10 SEVERANCE OF CLAUSES/INSOLVENCY. Each party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect. In addition the parties hereto intend that the Agreement shall not be deemed an executory contract under the Bankruptcy/Insolvency laws of the United States.

    14.11 NO WAIVER. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

    14.12 ENTIRE AGREEMENT. The Agreement institutes the entire agreement of the parties relating to the subject matter, and may not be amended, modified or cancelled except by written instrument executed by both Onyx and Lilly.

    14.13 COUNTERPARTS. This Agreement has been executed in two (2) counterparts, all of which shall constitute an original, but which together shall constitute are and the same instrument.

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         45.

    IN WITNESS WHEREOF, the parties by their respective authorized officers, have executed this Agreement.


ONYX PHARMACEUTICALS INC.                   ELI LILLY AND COMPANY
By:/s/Hollings C. Renton                    By:/s/ August M. Watanabe
   ------------------------------          -------------------------------
    Hollings C. Renton                      August M. Watanabe
Title: President and CEO                    Title:  Executive Vice President

Date: June 12, 1996                         Date: June 12, 1996
     ----------------------------          -------------------------------

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                         46.

                                  TABLE OF CONTENTS
                                                                           PAGE

              TABLE OF CONTENTS PLACEHOLDER - DO NOT DELETE!


                                          i.

          ONYX OBJECTIVES FOR THE LILLY-ONYX JOINT BRCA1 PROJECT

[













                                                                             ]

[ ] = CONFIDENTIAL TREATMENT REQUESTED.
                                          l.

         [








                                            ]
[ ] = CONFIDENTIAL TREATMENT REQUESTED.

                                          2.

         [








                                            ]
[ ] = CONFIDENTIAL TREATMENT REQUESTED.

                                          3.

         [








                                            ]
[ ] = CONFIDENTIAL TREATMENT REQUESTED.

                                          4.